Exhibit 3(i)(b)



                          CERTIFICATE OF INCORPORATION
                                       OF
                             MERRIMAC-DELAWARE, INC.


               FIRST: The name of the Corporation is Merrimac-Delaware, Inc.

               SECOND: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road #400, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation's registered agent at such address is Corporation Service Company.

               THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

               FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Twenty One Million (21,000,000), consisting of Twenty Million (20,000,000) shares of common stock, par value One Cent ($.01) per share (the "Common Stock") and One Million (1,000,000) shares of preferred stock, par value One Cent ($.01) per share (the "Preferred Stock").

               B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

               C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).




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               FIFTH: A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

               B. The Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation. Any adoption, amendment, or repeal of the By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation. For purposes of this Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

               SIXTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws, or, if not so designated or provided, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-laws so provide.

               SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

               Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall adversely affect any right or protection of a director of the




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Corporation existing at the time of such amendment, repeal or adoption of an inconsistent provision.

               EIGHTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board, provided that the number of directors of the Corporation shall not be less than three (3). If the number of directors is at any time reduced by the Board of Directors, in no case shall such a reduction shorten the term of any incumbent director. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, designated Class I, Class II and Class III, with the term of office of Class I to expire at the Corporation's first annual meeting of stockholders, the term of office of Class II to expire at the Corporation's second annual meeting of stockholders and the term of office of Class III to expire at the Corporation's third annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal for cause. Subject to the rights of the holders of any series of the Preferred Stock then outstanding, any vacancy occurring of the Board of Directors, including any vacancy resulting from an increase in the authorized number of directors, shall only be filled by a majority of the Board of Directors then in office, although less than a quorum (and not by stockholders), or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

               Notwithstanding anything to the contrary in the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of this Certificate of Incorporation (including any Preferred Stock Designation) applicable thereto, unless expressly provided otherwise by the resolutions of the Board of Directors providing for the creation of such class or series.

               B. Advance notice of stockholder nominations for the elections of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided by the By-laws of the Corporation.




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               C. Subject to the rights of the holders of any series of the
Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

               NINTH: The Board of Directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the Delaware General Corporation Law, including issuance of any such rights to the stockholders, and, in that connection, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the corporation.

               TENTH: Any action permitted or required to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by stockholders.

               ELEVENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights of stockholders herein are granted subject to this reservation.

               TWELFTH: The name and mailing address of the sole incorporator are as follows:

         Name                                        Mailing Address
         ----                                        ---------------

         Maksim Goldman                              Chadbourne & Parke LLP
                                                     30 Rockefeller Plaza
                                                     New York, New York 10112

               THE UNDERSIGNED, being the sole incorporator above named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument this 14th day of December, 2000.

                                                        /s/ Maksim Goldman
                                                  ------------------------------
                                                        Maksim Goldman
                                                        Sole Incorporator




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                              CERTIFICATE OF MERGER

                                       OF

                            MERRIMAC INDUSTRIES, INC.

                                  WITH AND INTO

                             MERRIMAC-DELAWARE, INC.


                            ------------------------

                    Pursuant to Section 252(c) of the General
                    Corporation Law of the State of Delaware

                            -------------------------


               The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY THAT:

               FIRST: The name and state of incorporation of each of the constituent corporations in the merger (the "Constituent Corporations") are as follows:

        Name                                       State of Incorporation
        ----                                       ----------------------

MERRIMAC-DELAWARE, INC.                                   Delaware

MERRIMAC INDUSTRIES, INC.                                New Jersey

               SECOND: An Agreement and Plan of Merger dated as of December 18, 2000 (the "Merger Agreement") between Merrimac Industries, Inc., a New Jersey corporation ("Merrimac NJ"), and Merrimac-Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Merrimac NJ ("Merrimac DE"), providing for the merger of Merrimac NJ with and into Merrimac DE (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 252(c) of the DGCL, and the Merger Agreement has been approved and adopted by written consent of the sole stockholder of Merrimac DE in accordance with Section 228 of the DGCL.

               THIRD: Merrimac DE shall be the surviving corporation of the Merger (the "Surviving Corporation"). The Certificate of Incorporation of Merrimac DE shall be amended as a result of the Merger to change its name to "Merrimac Industries, Inc."




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Consequently, the name of the Surviving Corporation shall be "Merrimac
Industries, Inc."

               FOURTH: The Certificate of Incorporation of Merrimac DE as in effect at the date of the Merger is hereby amended by amending Article FIRST thereof to change the name of the Surviving Corporation to "Merrimac Industries, Inc." and, as amended, shall be the Certificate of Incorporation of the Surviving Corporation, until altered, amended or repealed thereafter in accordance with the provisions thereof and of applicable law.

               FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation located at 41 Fairfield Place, West Caldwell, New Jersey 07006-6287, Attention: Office of the Secretary.

               SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either Constituent Corporation.

               SEVENTH: The authorized capital stock of Merrimac NJ consists of 5,000,000 shares of common stock of the par value of $.50 per share.

               IN WITNESS WHEREOF, this Certificate of Merger has been executed on this 21st day of February, 2001.

                                              MERRIMAC-DELAWARE, INC.



                                 By:         /s/ Mason N. Carter
                                    --------------------------------------------
                                    Name:  Mason N. Carter
                                    Title: Chairman of the Board,
                                           President and Chief Executive Officer




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